Exhibit 10.26

Otis Elevator Company One Carrier Place Farmington, CT 06034

18 December 2019

Stephane de Montlivault
8 Kallang Avenue #07-01/09
Aperia Tower 1, Singapore

Dear Stephane,

Letter of Appointment/ Employment

We have the pleasure of confirming our offer of employment to you as President, Otis Asia Pacific with United Technologies South Asia Pacific Pte. Ltd (the “Company”), based in Singapore.  You will report to Judy Marks, President & CEO, Otis Elevator, or her successor.

During the period of your employment, the Company reserves the right to transfer you to any other department, division or subsidiary company within the Otis group of companies based on business needs and exigencies of service and subject to your written consent.

Commencement Date and Years of Service

The commencement date for this employment contract is November 1, 2019.  You are not required to serve any probation period.  Your consecutive years of services in the Otis/UTC group of companies (“Otis Group”) will transfer and continue to accrue during your employment with the Company.  Your previous employment within the Otis Group, which commenced on June 4, 1984, shall count towards your period of continuous employment with the Company.

Duties and Responsibilities

You are expected to faithfully and diligently serve the Company and carry out the duties and responsibilities of your position and such duties and responsibilities as directed by your supervisor or his/her authorized delegate.

Compensation

Your base salary in this position will be S$60,000 per month (S$720,000 annually), payable each calendar month with effect from November 1, 2019.  Your base salary will be reviewed annually and may be adjusted based upon local practice, as well as your performance in this role.

Otis Elevator Company One Carrier Place Farmington, CT 06034

Annual (Cash) Incentive Compensation

As an Otis executive, you are eligible to receive annual awards under the Otis annual cash Incentive Compensation (IC) program.  Individual awards, when made, are a function of one or more individual, company and Otis Group performance, measured against established objectives and metrics.  Your target annual bonus opportunity is 80% of your annual base salary.  IC for a calendar year is expected to be paid to active, eligible executives in the first quarter of each following calendar year.  The Otis program is subject to review from time to time and Otis reserves the right to revise the program according to business needs.

Long Term (Equity) Incentive Compensation

You will continue to be eligible to participate in the UTC long term incentive plan (the “LTIP”), or its successor.  LTI awards are provided annually and are typically granted in the first quarter of each year.  The LTIP is designed to provide the opportunity for financial awards to key employees whose efforts and achievements contribute to the long term success of the organization.  Receipt of a current award does not guarantee receipt of a future award.  You will be liable for any personal income tax payable for such awards.

Transport

You will be eligible for a transportation benefit in accordance with company policy.  You will be liable for any personal income tax payable on such benefit.

Working Hours

The current normal working hours are:

Mondays to Fridays:  8.30 a.m. to 6.00 p.m.
Lunch hour:  1 hour

The Company reserves the right to revise or adjust working hours.  It is expected that as an exempt staff you may be required to work beyond the normal hours of work, especially if there are business needs or exigencies.

Notice of Termination

Either party may terminate service by giving, to the other, three (3) months’ notice in writing or three (3) months’ salary in lieu thereof.

Otis Elevator Company One Carrier Place Farmington, CT 06034

Taxes

You will be responsible for any tax liability associated with payments, awards and benefits provided pursuant to this Agreement, or otherwise provided to you in connection with your employment.  The Company shall withhold taxes from such payments to the extent required by law.

Annual Leave

You shall receive twenty-eight (28) days of annual leave per year.  Annual leave must be taken in the calendar year it falls due and no accumulation of leave is allowed.

Leave Entitlements

You shall be entitled to sick leave, paternity/maternity leave, and childcare leave, if you so qualify, in accordance with the prevailing Company practice and in compliance with Singapore law.

Retirement

The normal Retirement age shall be 62 years of age; this shall be subject to prevailing employment laws.

Company Policies and Regulations

The Company’s terms and conditions of employment and other prevailing HR policies and practices will apply.

Code of Ethics and Compliance with Laws

You agree that you are bound by the provisions of the UTC Code of Ethics (or its successor) and the UTC Corporate Policy Manual (or its successor).  You agree to perform all aspects of your job in accordance with all applicable laws, both in the home and host countries, to strictly follow all workplace safety rules, to protect the property of the Company and the Otis Group and to maintain the highest standards of personal and professional ethics.  During the term of this Agreement you shall not perform work for third parties, with or without compensation without written approval.

Intellectual Property

A separate Intellectual Property Agreement is enclosed, and shall be incorporated herein.

Otis Elevator Company One Carrier Place Farmington, CT 06034

Confidentiality

You acknowledge and recognize that during the course of your employment, you will have access to confidential and proprietary information and trade secrets (hereinafter referred to as “Confidential Information”) relating to the business and operations of the Company, its affiliates and, customers.  You agree to keep all Confidential Information strictly and permanently confidential and, accordingly, agree that during your employment or following termination of employment, you will not directly or indirectly use for any purpose, or disclose or permit to be disclosed to any person or entity, any Confidential Information without first obtaining the written consent of the Company.  You acknowledge that the Confidential Information being proprietary to the Company, an affiliate, or a client constitutes a unique and valuable asset and that its acquisition required great time and expense.  Disclosure or any other use of such Confidential Information, other than for the sole benefit of its proprietor, would be wrongful and would cause irreparable harm to the Company , its affiliated companies, its clients or any other proprietor of the Confidential Information.  By signing this Letter of Appointment, you further agree to keep the terms of this agreement confidential and to not disclose its content to anyone except for purposes of seeking legal or financial advice.

In the event you breach one of your obligations under this Letter of Appointment, in particular any under this Confidentiality clause, the Company has the right to request from you the specific performance of the respective obligation in addition to the payment of damages, except as limited by applicable law.

Non-competition

You agree that during the time you are employed by the Company, you shall devote your efforts exclusively to the Company, and specifically shall not engage in or assist anyone else to engage in, directly or indirectly, personally or as a representative or employee of any other person or organization in competition with the Company, or its affiliates.  You further agree that you will not without the prior consent of the Company accept employment with or hold a material interest in any business engaged in a substantially similar business to the Company, or its affiliates, for a period of twelve (12) months following your departure from the Company.

Otis Elevator Company One Carrier Place Farmington, CT 06034

Entire Agreement

This Letter of Appointment, together with your Executive Leadership Group (“ELG”) Agreement, constitutes the complete agreement between the parties regarding your employment and supersedes all prior oral and/or written agreements, representations, understandings and/or communications, concerning the subject matter hereof.

Stephane, we believe this letter summarizes the points we discussed relating to your employment with United Technologies South Asia Pacific Pte. Ltd.  Please confirm your understanding and acceptance of the terms and conditions stated above by signing below and returning a copy to us.

Sincerely yours

Laurie Havanec
Vice President & CHRO

I, Stephane de Montlivault, hereby accept this offer of employment on the terms and conditions stated in this letter.

Signature:	/s/ Stephane de Montlivault

Date:	19 December 2019